Exhibit 99.3
ASSOCIATED BANC-CORP
2003 LONG-TERM INCENTIVE STOCK PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT
     This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”) is effective as of the [___] day of [                    ,                     ], (the “Grant Date”) by and between Associated Banc-Corp on behalf of its affiliates and subsidiaries (collectively referred to as the “Company”) and [                    ] (“Employee”).
RECITALS
A. Employee is a Participant and has been selected by the Committee to receive a grant of restricted stock units pursuant to the terms of the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
B. As provided in the Plan, the Company and Employee desire to set forth the terms of a restricted stock unit grant to Employee by entering into this restricted stock unit grant agreement (this “Agreement”).
AGREEMENTS
In consideration of the Recitals and the mutual agreements set forth herein, the parties agree as follows:
1. Effect of the Plan. The provisions of the Plan are hereby incorporated by reference into this Agreement and the parties acknowledge the binding nature of such provisions. Employee acknowledges that he has received a copy of the Plan and is familiar with its terms. The provisions of the Plan shall control in the event of any conflict with this Agreement.
2. Grant of Restricted Stock Unit. The Company hereby grants to Employee [___] restricted stock units (“Restricted Stock Units”). Each Restricted Stock Unit is a notional amount that represents one unvested share of Common Stock, $0.01 par value, of the Company (a “Share”). Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of a Share if and when the Restricted Stock Unit vests. As of the Grant Date, the fair market value of the Shares underlying the Restricted Stock Units is $[___].
3. Transfer Restrictions. During the term of this Agreement, Employee shall not Transfer any Restricted Stock Unit or any interest therein, except as permitted by this Agreement. For the purposes of this Agreement, the term “Transfer” means any sale, assignment, pledge, encumbrance or other hypothecation. Any attempted Transfer of any Shares that does not comply with the provisions of this Agreement shall be invalid and of no effect.

4. Rights as a Shareholder.
     (a) Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to Employee, Employee will have no rights as a shareholder with respect to any Shares subject to the Restricted Stock Units awarded hereunder, including but not limited to voting rights.
     (b) If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, Employee will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of Restricted Stock Units credited to Employee through the record date. The dollar amount credited to Employee under the preceding sentence will be credited to an account (“Account”) established for Employee for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to Employee. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as Employee’s Restricted Stock Units awarded hereunder, and will be paid in cash in a single sum at the same time as the related Shares associated with Employee’s Restricted Stock Units are distributed (or forfeited at the time that Employee’s Restricted Stock Units are forfeited).
5. Forfeiture of Restricted Stock Units. In the event that Employee ceases to provide substantial services to the Company (as determined under Section 6(b) below) for any or no reason (including death or disability) before all of the Restricted Stock Units are Vested (see Section 6), Employee shall immediately forfeit (a “Forfeiture Event”) all of the Unvested Restricted Stock Units (and any applicable dividend equivalents) upon the date such cessation of substantial services is effective.
6. Vesting of Restricted Stock Units.
     (a) For the purposes of this Agreement, a Restricted Stock Unit “Vests” or becomes “Vested” in accordance with Section 6(b) below. Any Restricted Stock Units that have not yet Vested are referred to herein as “Unvested” Restricted Stock Units.
     (b) Restricted Stock Units will Vest pursuant to the schedule set forth in clause (i) below or, if later, upon satisfaction of clause (ii) below.
          (i) The Restricted Stock Units will vest in twenty-five percent (25%) increments based upon the extent to which the Company has repaid the aggregate financial assistance received by the Company under the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, as amended (the “TARP Assistance”), provided that Employee continues to provide substantial services to the Company through the date of each such repayment increment:

Vested Percentage	TARP Assistance Repaid
0%	Less than 25%
25%	25% to 49%
50%	50% to 74%
75%	75% to 99%
100%	100%
          (ii) Notwithstanding Section 6(b)(i) above, and as required pursuant to the Interim Final Rule published by the Department of the Treasury on June 15, 2009, any other rules and regulations that are applicable to the Company pursuant to its participation in the TARP, as they may be promulgated and/or amended from time to time, and any other compensation limitations that may become applicable to Executive pursuant to laws or other rules, regulations or written guidance issued pursuant to the authority of the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or other applicable federal or state regulatory agency, that are applicable to the Company as a result of the Company’s receipt of TARP Assistance, no Restricted Stock Unit will Vest if Employee does not continue to perform substantial services to the Company for at least two (2) years after the Grant Date; provided that this requirement in Section 6(b)(ii) will not apply if, prior to the second anniversary of the Grant Date, Employee ceases to provide substantial services to the Company due to Employee’s death or disability, or a change in control event (as defined in 26 CFR 1.280G-1, Q&A-27 through 29 or as defined in 26 CFR 1.409A-3(i)(5)(i)) with respect to the Company. Upon any such separation from service for death or disability or upon such a change in control event, Employee shall be vested in any Restricted Stock Units that as of such date satisfied the TARP repayment requirements set forth above.
     For purposes of this Agreement, Employee will be deemed to have ceased to provide substantial services to the Company if he has incurred a “separation from service” for purposes of section 409A of the Internal Revenue Code of 1986, as amended, which shall occur when the Company and Employee reasonably anticipate that the level of bona fide services Employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Employee has been providing services to the Company for fewer than thirty-six (36) months).
7. Timing and Form of Payment. When a Restricted Stock Unit Vests, Employee will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests, but no later than March 15 of the calendar year following the calendar year in which the Restricted Stock Unit vests. Shares may be transferred to Employee directly or credited to an account established for the benefit of Employee with the Company’s administrative agent, in the Company’s discretion. Employee will have full legal and beneficial ownership with respect to the Shares at that time.

8. Legends. The share certificate evidencing the Shares, if any, issued hereunder shall be endorsed with any legend required under the Plan and applicable state securities laws.
9. Adjustment for Stock Split. All references to the number of Restricted Stock Units or Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares that may be made by the Company after the date of this Agreement.
10. Code Section 409A. Notwithstanding any other provision in this Agreement, the Restricted Stock Units awarded hereunder are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended, as “short-term deferrals” (as such term is defined under applicable regulations thereunder), and shall be interpreted consistently with such intent.
11. General Provisions.
     (a) This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Wisconsin. This Agreement, subject to the terms and conditions of the Plan, represents the entire agreement between the parties with respect to the grant of the Shares to Employee. The parties each submit and consent to the jurisdiction of the courts in the State of Wisconsin, Brown County, in any action brought to enforce or otherwise relating to this Agreement.
     (b) Any notice, demand or request required or permitted to be given by either the Company or Employee pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.
     (c) The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Employee under this Agreement may only be assigned with the prior written consent of the Company.
     (d) Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.
     (e) Employee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
     (f) Employee acknowledges and agrees that the Vesting of Restricted Stock Units hereunder contingent in part upon continuing employment at the will of the Company (and not through the act of being hired). Employee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the Vesting provisions set forth herein do not constitute an express or implied promise of continued employment for the Vesting period, for any period, or at all, and shall not interfere with Employee’s right or the Company’s right to terminate the employment relationship at any time, with or without cause.
     (g) Notwithstanding anything herein to the contrary, no payment or benefit under this Agreement will be provided to Employee if any such payment or benefit would violate the requirements of the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, as amended, the Interim Final Rule published by the Department of the Treasury on June 15, 2009 and any other rules and regulations thereunder, as they may be promulgated and/or amended from time to time, or any other successor laws applicable to Employee’s compensation.
[SIGNATURE PAGE TO FOLLOW]

Dated effective as of the date first written above.

ASSOCIATED BANC-CORP
By:
Attest:
Brian R. Bodager, Chief Administrative Officer, General Counsel and Corporate Secretary

By signing below, Employee represents that he is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Employee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Employee agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

Employee: